Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

7.750%

FIXED-RATE RESET NON-CUMULATIVE

PERPETUAL PREFERRED STOCK, SERIES B

OF

UMB FINANCIAL CORPORATION

Effective as of June 12, 2025

UMB Financial Corporation, a corporation organized and existing under the laws of the State of Missouri (the “Corporation”), in accordance with the provisions of Section 351.180 of the General and Business Corporation Law of Missouri, does hereby certify:

The Board of Directors of the Corporation (the “Board”) duly adopted resolutions on April 29, 2025 (the “Board Resolutions”) and acting in accordance with such resolutions, the Corporation’s Articles of Incorporation, the Corporation’s Bylaws, and applicable law, a committee authorized by the Board adopted resolutions on May 29, 2025, creating a series of Preferred Stock of up to 30,000 shares from the Corporation’s authorized Preferred Stock, which series of Preferred Stock is to be designated as “7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B” (“Series B Preferred Stock”) and pursuant to this Certificate of Designation it is hereby:

RESOLVED, that pursuant to the provisions of the Articles of Incorporation of the Corporation, the Bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the number of shares of such series, and the terms, preferences, privileges, designations, rights, qualifications, limitations, and restrictions thereof, are hereby established as set forth below:

1. Definitions. The following terms used herein shall be defined as set forth below:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as it may be amended or restated from time to time.

“Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close.

“Bylaws” means the Bylaws of the Corporation, as they may be amended or restated from time to time.

“Calculation Agent” means, at any time, the person or entity appointed by us and serving as such agent at such time, which may be a person or entity affiliated with the Corporation.

“Common Stock” means any and all shares of common stock of the Corporation, par value $1.00 per share.

“Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

“First Reset Date” means July 15, 2030.

“Five-Year Treasury Rate” means, as of any Reset Dividend Determination Date:

(a) The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the Reset Dividend Determination Date (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any Reset Dividend Determination Date; or

(b) If there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days immediately preceding such Reset Dividend Determination Date (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any Reset Dividend Determination Date.

If the Corporation, in its sole discretion, determines that the Five-Year Treasury Rate cannot be determined in the manner applicable for such rate (which, as of the original issue date of the Preferred Stock, is pursuant to the methods described in clauses (a) or (b) above), the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the depositary shares or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the original issue date of the Preferred Stock, is the initial base rate). If the Designee determines that there is such an industry-accepted successor rate, then the Five-Year Treasury Rate shall be deemed to be such successor rate and, in that case, the Designee may then determine and adjust the Business Day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate (which, as of the original issue date of the Series B Preferred Stock, is the initial base rate) in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the interest rate will be the same interest rate determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, the interest rate will be 4.007%.

The Five-Year Treasury Rate will be determined by the Calculation Agent on the third Business Day immediately preceding the applicable Reset Date.

“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series B Preferred Stock.

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, shall not be adjusted for Business Days.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period, subject to any adjustments made by the Calculation Agent as provided for herein.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

2. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B” (hereinafter called “Series B Preferred Stock”); the authorized number of shares that shall constitute such series shall be 30,000 shares, $0.01 par value per share; and such shares shall have a liquidation preference of $10,000 per share. The number of shares constituting the Series B Preferred Stock may be increased from time to time by resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Articles of Incorporation (as then in effect), less all unredeemed shares of any other series of Preferred Stock, or decreased from time to time by a resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law but not below the number of shares of Series B Preferred Stock then outstanding. Shares of Series B Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series B Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Preferred Stock, undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series B Preferred Stock.

3. Ranking. The shares of Series B Preferred Stock shall rank, with respect to the payment of dividends and distribution upon our liquidation, dissolution or winding-up, respectively:

(a) senior to the Common Stock and to each other class or series of capital stock of the Corporation issued in the future, unless the terms of that class or series expressly provides that such class or series ranks senior to, or on parity with, the Series B Preferred Stock as to such dividends and distributions (collectively, “Series B Junior Securities”);

(b) on a parity with the Corporation’s existing 7.000% Fixed-Rate Reset Preferred Stock, Series A, and any class or series of capital stock of the Corporation issued in the future, the terms of which expressly provide that such class or series ranks on a parity with the Series B Preferred Stock as to such dividends and distributions (collectively, “Series B Parity Securities”); and

(c) junior to any other or series of capital stock of the Corporation issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock as to dividends and distributions.

The Corporation may authorize and issue additional shares of Series B Junior Securities and Series B Parity Securities from time to time without the consent of the holders of the Series B Preferred Stock.

4. Dividends.

(a) Holders of Series B Preferred Stock will be entitled to receive, when, as, and if declared by the Board or a duly authorized committee thereof, on each Dividend Payment Date (as defined below), out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series B Preferred Stock of $10,000 per share. Dividends on each share of Series B Preferred Stock shall accrue at a rate equal to (i) 7.750% per annum on the liquidation preference of $10,000 per share from June 12, 2025 to, but excluding, the First Reset Date and (ii) from, and including, the First Reset Date, during each Reset Period, a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Dividend Determination Date, plus 3.743% on the liquidation preference of $10,000 per share. In the event the Corporation issues additional shares of the Series B Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series B Preferred Stock quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, beginning on October 15, 2025 (each such day a “Dividend Payment Date”), based on a liquidation preference of $10,000 per share. In the event that any Dividend Payment Date falls on a day that is not a Business Day, then such date shall nevertheless be a Dividend Payment Date but any dividend declared and otherwise payable on that Dividend Payment Date will instead be paid on the next Business Day without any adjustment to the amount of dividends paid.

(c) A “Dividend Period” is the period from and including a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date or any earlier redemption date, except that the initial Dividend Period will commence on and include June 12, 2025. Dividends payable on Series B Preferred Stock will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from the calculation will be rounded to the nearest cent, with one-half cent being rounded upward. The Corporation shall not pay interest or any sum of money instead of interest on a dividend payment that may be in arrears on the Series B Preferred Stock. The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period, shall be maintained on file at the principal offices of the Corporation, shall be made available to any shareholder upon request and shall be final and binding in the absence of manifest error.

(d) Dividends on the Series B Preferred Stock will not be cumulative and will not be mandatory. If the Board or a duly authorized committee thereof does not declare a dividend, in full or otherwise, on the Series B Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, no dividend shall be payable on the applicable Dividend Payment Date, and the Corporation will have no obligation to pay (and the holders of the Series B Preferred Stock will have no right to receive) any dividend for such Dividend Period, whether or not the Board or a duly authorized committee thereof declares a dividend for any future Dividend Period with respect to the Series B Preferred Stock, the Common Stock, or any other class or series of the Corporation’s Preferred Stock.

(e) Dividends will be payable to holders of record of Series B Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not more than 60 calendar days nor less than 10 calendar days before the applicable Dividend Payment Date, as such record date shall be fixed by the Board or a duly authorized committee thereof. A dividend record date established for the Series B Preferred Stock need not be a Business Day.

(f) Notwithstanding any other provision hereof, dividends on the Series B Preferred Stock shall not be declared, paid, or set aside for payment if the Corporation fails to comply, or if and to the extent such act would cause the Corporation to fail to comply, with the laws and regulations applicable to it, including applicable capital adequacy guidelines or regulations of the Federal Reserve or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Federal Banking Agency.

(g) So long as any share of Series B Preferred Stock remains outstanding, unless (A) the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of the Series B Preferred Stock and (B) the Corporation is not in default on its obligation to redeem any shares of the Series B Preferred Stock that have been called for redemption:

(1) no dividend shall be declared, paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series B Junior Securities, other than (i) a dividend payable solely in Series B Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan or the redemption or repurchase of any rights under any such plan;

(2) no shares of Series B Junior Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Series B Junior Securities for or into other Series B Junior Securities, (ii) the exchange or conversion of one share of Series B Junior Securities for or into another share of Series B Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series B Junior Securities, (iv) purchases, redemptions, or other acquisitions of shares of Series B Junior Securities in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of Series B Junior Securities pursuant to a contractually binding requirement to buy Series B Junior Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series B Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3) no shares of Series B Parity Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, during a Dividend Period, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Series B Parity Securities, if any, (ii) as a result of a reclassification of Series B Parity Securities for or into other Series B Parity Securities, (iii) the exchange or conversion of one share of Series B Parity Securities for or into another share of Series B Parity Securities or Series B Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series B Parity Securities, (v) purchases of shares of Series B Parity Securities pursuant to a contractually binding requirement to buy Series B Parity Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series B Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

(h) Notwithstanding the foregoing, if dividends are not paid in full on the shares of Series B Preferred Stock and any Series B Parity Securities, all dividends paid or declared for payment on a Dividend Payment Date upon shares of Series B Preferred Stock and any Series B Parity Securities will be shared based on the ratio between the then-current dividends due on shares of the Series B Preferred Stock and (A) in the case of any non-cumulative Series B Parity Securities, the aggregate of the current and unpaid dividends due on such series and (B) in the case of any series of cumulative Series B Parity Securities, the aggregate of the current and accumulated and unpaid dividends due on such series. To the extent a dividend period with respect to the Series B Preferred Stock or any Series B Parity Securities (in either case, the “first series”) coincides with more than one dividend period with respect to another series, as applicable (in either case, the “second series”), for purposes of the immediately preceding sentence the Board or a duly authorized committee of the Board may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Series B Parity Securities and dividend period(s) for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Series B Parity Securities and the Series B Preferred Stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any Series B Parity Securities means such dividend periods as are provided for in the terms of such Series B Parity Securities.

(i) Subject to the foregoing, such dividends (payable in cash, stock, or otherwise), as may be determined by the Board or a duly authorized committee thereof, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series B Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series B Preferred Stock shall not be entitled to participate in any such dividend. Holders of the Series B Preferred Stock shall not be entitled to receive any dividends not declared by the Board or a duly authorized committee thereof and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

5. Liquidation.

(a) In the event the Corporation liquidates, dissolves or winds-up its business and affairs, either voluntarily or involuntarily, holders of Series B Preferred Stock are entitled to receive a liquidating distribution of $10,000 per share plus the per share amount of any declared and unpaid dividends prior to the date of payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution), after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any securities then outstanding ranking senior to the Series B Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, winding-up of the Corporation, and before any distribution of the assets of the Corporation to holders of Common Stock or any Series B Junior Securities with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation. After payment of the full amount of such liquidating distribution, the holders of Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) In any such liquidating distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series B Preferred Stock and all holders of any Series B Parity Securities, the amounts paid to the holders of Series B Preferred Stock and to the holders of all Series B Parity Securities will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any class or series of the capital stock of the Corporation means the amount otherwise payable to a holder of such class or series in any distribution upon the liquidation, dissolution or winding-up of the Corporation (assuming no limitation on the Corporation’s assets available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of capital stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of Series B Preferred Stock and any Series B Parity Securities, the holders of the Corporation’s Series B Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this Section 5, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation (for cash, securities, or other property) shall constitute a liquidation, dissolution, or winding-up of the Corporation.

6. Redemption.

(a) Series B Preferred Stock is perpetual and has no maturity date. Series B Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provision. Series B Preferred Stock is not redeemable prior to the First Reset Date, other than as set forth in the following paragraph. Shares of Series B Preferred Stock then outstanding will be redeemable at the option of the Corporation on any Dividend Payment Date on or after the First Reset Date, at a redemption price equal to $10,000 per share, plus any accrued and unpaid dividends prior to the redemption date. In the event the applicable Reset Date that is the redemption date is not a Business Day, the redemption price shall be paid on the next Business Day without any adjustment to the amount of the redemption price. Holders of Series B Preferred Stock will have no right to require the redemption or repurchase of Series B Preferred Stock.

Notwithstanding the foregoing, at any time following the occurrence of a Regulatory Capital Treatment Event (as defined below), including prior to the First Reset Date, the Corporation, at its option, may redeem in whole but not in part, at a price equal to $10,000 per share plus the per share amount of any declared and unpaid dividends on the shares of Series B Preferred Stock prior to the redemption date.

A “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or policies with respect thereto (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal banking agencies) or any political subdivision of or in the United States that is enacted or becomes effective (or will become effective) after the initial issuance of any share of the Series B Preferred Stock; (ii) any proposed change in those laws or regulations or policies with respect thereto that is announced or becomes effective (or will become effective) after the initial issuance of any share of the Series B Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series B Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of $10,000 per share of the Series B Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of the Series B Preferred Stock is outstanding.

(b) If any shares of Series B Preferred Stock are redeemed, the redemption price payable to the holder of any shares of Series B Preferred Stock called for redemption will be payable on the applicable redemption date against the surrender to the Corporation or its agent of any certificate(s) evidencing the shares called for redemption. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable Dividend Payment Date.

If shares of Series B Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series B Preferred Stock to be redeemed at their respective last addresses appearing on the Corporation’s stock register prior to the date fixed for redemption thereof (provided that, if the shares of Series B Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Any notice of redemption shall be mailed not less than 30 days nor more than 60 days before the redemption date, and each notice of redemption will include a statement setting forth (i) the redemption date (which must be a Business Day); (ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places of redemption where the certificate(s) evidencing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price. Any notice of redemption mailed or otherwise delivered as described above shall be conclusively presumed to have been duly given, whether or not any holder of the Series B Preferred Stock receives such notice. Failure to duly give notice of redemption, or any defect in such notice, to any holder of shares of Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock. In case of any redemption of only part of the shares of Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

If notice of redemption of any shares of Series B Preferred Stock has been duly given and if on or before the redemption date specified in such notice the Corporation has set aside all the funds necessary for such redemption, separate and apart from the other assets of the Corporation, in trust for the pro rata benefit of the holders of any shares of Series B Preferred Stock so called for redemption, so as to be and continue to be available therefor, or deposited with a bank or trust company selected by the Board or any duly elected committee of the Board (the “Redemption Depositary”) in trust for the pro rata benefit of the holders of the shares of Series B Preferred Stock called for redemption then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares of Series B Preferred Stock called for redemption shall cease to be outstanding, all dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after the redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption date from the Redemption Depositary any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment, the holders of record of the shares of Preferred Stock called for redemption shall be deemed to be unsecured creditors of the Corporation for payment of an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(c) Any redemption of shares of Series B Preferred Stock is subject to prior approval of the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to the redemption of shares of Series B Preferred Stock.

(d) Prior to redeeming shares of the Series B Preferred Stock, or immediately thereafter, the Corporation shall either: replace the Series B Preferred Stock with an equal amount of instruments that qualify as common equity tier 1 capital or additional tier 1 capital; or demonstrate to the satisfaction of the Federal Reserve that following redemption, the Corporation will continue to hold capital commensurate with its risk.

7. Voting Rights.

(a) Except as provided below, the holders of shares of Series B Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock of the Corporation, and shall not be entitled to participate in meetings of holders of the Common Stock or to call a meeting of the holders of one or more classes or series of capital stock of the Corporation for any purpose. Each holder of shares of Series B Preferred Stock shall have one vote per share (except as otherwise provided below) on any matter on which holders of shares of Series B Preferred Stock are entitled to vote. All voting rights conferred on Series B Preferred Stock shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds for the redemption have been set aside.

(b) So long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent of shareholders required by law or the Articles of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series B Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:

(1) authorize or increase the authorized amount of, or issue shares of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding-up of the Corporation, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of the capital stock of the Corporation;

(2) amend the provisions of the Articles of Incorporation (including this Certificate of Designation creating the Series B Preferred Stock) so as to adversely affect the special powers, preferences, privileges, or rights of Series B Preferred Stock, taken as a whole; or

(3) consummate a binding share-exchange or reclassification involving the Series B Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless the shares of Series B Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Series B Preferred Stock.

When determining the application of the supermajority voting rights described above, the authorization, creation and issuance, or an increase in the authorized or issued amount of, Series B Junior Securities or any series of preferred stock, or any securities convertible into or exchangeable or exercisable for Series B Junior Securities or any Series B Parity Securities (whether dividends under such series or class are cumulative or non-cumulative) and as to distributions upon the liquidation, dissolution or winding-up of the Corporation shall not be deemed to adversely affect the powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series B Preferred Stock.

(c) If the Corporation fails to pay or declare dividends on outstanding shares of the Series B Preferred Stock for six or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall be automatically increased by two and the holders of the Series B Preferred Stock (together with holders of any series of capital stock having voting rights on parity with the voting rights provided to the Series B Preferred Stock (the “Special Voting Preferred Stock”) then outstanding, voting together as a single class), shall have the right to elect the two additional directors (hereinafter, the “Preferred Directors” and each, a “Preferred Director”) at any annual or special meeting of shareholders at which directors are to be elected or any special meeting of the holders of the shares of Series B Preferred Stock and the holders of the Special Voting Preferred Stock, called as provided below.

At any time after this voting power has vested, the Corporate Secretary of the Corporation may, and upon written consent of the holders of record of at least 20% of the aggregate number of outstanding shares of Series B Preferred Stock and holders of the Special Voting Preferred Stock which then have the right to exercise voting rights (addressed to the Corporate Secretary of the Corporation at its principal offices) must, call a special meeting of the holders of shares of Series B Preferred Stock and holders of the Special Voting Preferred Stock for the election of the Preferred Directors. Notice for a special meeting shall be given in a similar manner to that provided in the Corporation’s Bylaws for a special meeting of the shareholders, which the Corporation will provide upon request, or as required by law. If the Corporate Secretary of the Corporation is required to call a meeting but does not do so within 20 days after receipt of such request, then any holder of shares of Series B Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided below, and for that purpose will have access to the Corporation’s stock books. The Preferred Directors elected at such special meeting shall hold office until the earlier of (i) the next annual meeting of shareholders of the Corporation or (ii) the effective date of the director’s removal, resignation, death or disqualification, or failure to be re-elected. In case any vacancy occurs among the Preferred Directors, a successor will be elected by the Board to serve until the next annual meeting of the shareholders of the Corporation upon the nomination of the then-remaining Preferred Director or if none remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock and holders of the Special Voting Preferred Stock for which dividends have not been paid, voting as a single class. In addition to removal rights in existence under the Corporation’s Bylaws, any Preferred Director may be removed at any time without cause by the holders of record of a majority of outstanding shares of Series B Preferred Stock and holders of the Special Voting Preferred Stock, which they have the voting rights described above (voting together as a single class). The Preferred Directors shall each be entitled to one vote per director on any matter.

When dividends have been paid in full on the Series B Preferred Stock for consecutive Dividend Periods equivalent to at least one year after a Nonpayment Event, then the right of the holders of Series B Preferred Stock and any Special Voting Preferred Stock to elect the Preferred Directors shall cease (but subject in any case to re-vesting of such voting rights in the case of each and every subsequent Nonpayment Event). When the rights of the Series B Preferred Stock and any Special Voting Preferred Stock to elect the Preferred Directors have all ceased, the terms of office of all Preferred Directors will immediately terminate and the number of directors constituting the Board will automatically be reduced accordingly.

(d) The rules and procedures for calling and conducting any meeting of the holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law and the rules of any national securities exchange on which the Series B Preferred Stock is listed or traded at the time.

8. Conversion Rights. The holders of shares of Series B Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

9. Preemptive Rights. The holders of shares of Series B Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.

10. Certificates. Shares of the Series B Preferred Stock may be represented in the form of uncertificated or certificated shares; provided however, that any holder of Series B Preferred Stock shall be entitled to have a certificate for shares of Series B Preferred Stock signed by, or in the name of, the Corporation, certifying the number of shares owned by such holder.

11. Transfer Agent. The Corporation shall appoint a transfer agent for the Series B Preferred Stock. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

12. Registrar. The Corporation shall appoint a registrar for the Series B Preferred Stock. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

13. No Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Articles of Incorporation, or as provided by applicable law.

IN AFFIRMATION THEREOF, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under §575.040, RSMo.)

UMB FINANCIAL CORPORATION

By:	/s/ Ram Shankar
Name: Ram Shankar
Title: Chief Financial Officer